SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLUE RHINO CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	56-1870472

(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification Number)

104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104

(Address of principal executive offices, including zip code)

BLUE RHINO CORPORATION
AMENDED AND RESTATED
STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS
(As Amended and Restated Through October 17, 2003)

(Full title of the plan)

Billy D. Prim
Chairman and Chief Executive Officer
Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
(336) 659-6900

(Name, address and telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per share (1)	price (1)	fee (1)

Common Stock, $0.001 par value	400,000 shares	$13.54 per share	$5,416,000	$439

(1)	Pursuant to Rule 457(c) and (h)(1), based on (i) the average ($13.54) of the high ($13.90) and low ($13.18) sale prices of the Company’s common stock (the “Common Stock”) on January 7, 2004, as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed by Blue Rhino Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended July 31, 2003, as filed with the Commission on October 21, 2003;

(b) The Company’s Quarterly Report on Form 10-Q, as filed with the Commission on December 10, 2003;

(c) The Company’s Current Report on Form 8-K, as filed with the Commission on November 25, 2003 (regarding Item 8 (Change in Fiscal Year) disclosure);

(d) The description of the Common Stock that is contained in the Company’s registration statement on Form 8-A filed with the Commission on May 19, 1998, including any amendment or report filed for the purposes of updating the description;

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

          Pursuant to General Instruction E to Form S-8, the contents of Registration Statement No. 333-80909 and Registration Statement No. 333-60366, relating to the offer and sale of the Company’s Common Stock under the Blue Rhino Corporation Amended and Restated Stock Option Plan for Non-Employee Directors (as amended and restated) are incorporated by reference in this Registration Statement on Form S-8.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          The legality of the securities offered hereby has been passed upon by D. Scott Coward, Secretary and General Counsel of the Company. Mr. Coward has been granted options to purchase 100,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes indemnification of directors, officers, employees and agents of the Company, allows the advancement of costs of defending against litigation and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

          Under the provisions of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (“Charter”), and the Company’s Amended and Restated Bylaws (“Bylaws”), any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified to the fullest extent authorized by the DGCL. Accordingly, any such officer or director shall be indemnified against any and all liability and loss suffered or incurred and expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer: (i) if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; or (ii) to the extent that such director or officer has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

          As permitted by the DGCL, indemnification under the Bylaws includes payment or reimbursement by the Company of the reasonable expenses incurred by any director or officer in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, if the Company has first received an undertaking, for which the Company may require security, by the indemnified director or officer to repay such advance in full if it is ultimately determined that such director or officer is not entitled to indemnification under the Bylaws or otherwise. The Bylaws further provide that the Company is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Company.

          As permitted by the DGCL, (i) the Charter and the Bylaws provide that such indemnification rights are not exclusive of any other rights to which such directors or officers may be entitled under the Charter or the Bylaws, as the same may be amended from time to time, any agreement, any vote of stockholders or disinterested directors, or otherwise, and (ii) the Bylaws permit, and the Company carries, directors and officers insurance covering its executive officers and directors.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000.

4.2	Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock Dated September 7, 2000, incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-3 dated September 25, 2000.

4.3	Certificate of Designation, Number of Authorized Shares of Series A Convertible Preferred Stock dated October 25, 2000, incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000.

4.4	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated March 10, 1998.

4.5	Form of Certificate of Common Stock of the Company, incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 dated May 13, 1998.

5	Opinion of D. Scott Coward, Secretary and General Counsel of the Company.

23.1	Consent of D. Scott Coward, Secretary and General Counsel of the Company (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney.

Exhibit No.	Description

99	Blue Rhino Corporation Amended and Restated Stock Option Plan for Non-Employee Directors (as amended and restated through October 17, 2003).

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs, is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, Blue Rhino Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 7th day of January, 2004.

BLUE RHINO CORPORATION

By:	/s/ Billy D. Prim

Billy D. Prim
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 7, 2004.

/s/ Billy D. Prim Billy D. Prim	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Mark Castaneda Mark Castaneda	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ Andrew J. Filipowski* Andrew J. Filipowski	Vice Chairman of the Board

/s/ Richard A. Brenner* Richard A. Brenner	Director

/s/ Steven D. Devick* Steven D. Devick	Director

/s/ Robert J. Lunn* Robert J. Lunn	Director

/s/ John H. Muehlstein* John H. Muehlstein	Director

/s/ David L. Warnock* David L. Warnock	Director

*By:	/s/ Billy D. Prim

Billy D. Prim
Attorney-in-Fact

EXHIBIT INDEX
to
Registration Statement on Form S-8 of
Blue Rhino Corporation

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000.

4.2	Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock Dated September 7, 2000, incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-3 dated September 25, 2000.

4.3	Certificate of Designation, Number of Authorized Shares of Series A Convertible Preferred Stock dated October 25, 2000, incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000.

4.4	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated March 10, 1998.

4.5	Form of Certificate of Common Stock of the Company, incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 dated May 13, 1998.

5	Opinion of D. Scott Coward, Secretary and General Counsel of the Company.

23.1	Consent of D. Scott Coward, Secretary and General Counsel of the Company (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney.

99	Blue Rhino Corporation Amended and Restated Stock Option Plan for Non-Employee Directors (as amended and restated through October 17, 2003).